Exhibit 99.1

Dynatronics Corporation Announces Closing
of Transaction to Sell Tennessee Facility

EAGAN, MN / ACCESSWIRE / May 17, 2021 / Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, announced today that it has closed on its purchase and sale agreement with Maple Leaf Realco VII, LLC for a purchase price of $1.75 million USD, effective May 13, 2021. Net proceeds to Dynatronics for the sale are approximately $1.65 million.

As previously announced, the company closed its facility consisting of 54,000 square feet of manufacturing space in Ooltewah, Tennessee in the second quarter of fiscal year 2021 as part of consolidation and cost reduction initiatives. Products formerly manufactured in Tennessee are now being produced in the company’s New Jersey and Minnesota locations.

John Krier, President and Chief Executive Officer of Dynatronics commented, “Closing on this transaction is another step that we have taken to reduce our cost structure, add additional liquidity to capitalize on M&A or innovation partnerships and focus on generating a sustainably profitable financial model for our shareholders. The sale of the facility is a win-win for us, as it adds cash to the balance sheet while simultaneously reducing our operating expenses, and makes us a more efficient manufacturer.”

About Dynatronics Corporation

Dynatronics Corporation is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Dynatron Solaris®, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Investor Contacts:

Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
ir@dynatronics.com

Darrow Associates
Peter Seltzberg, Managing Director
(516) 419-9915
pseltzberg@darrowir.com

For additional information, please visit: www.dynatronics.com.

Connect with Dynatronics on LinkedIn.

SOURCE: Dynatronics Corporation